Exhibit 10.4

TAX SHARING AND INDEMNIFICATION AGREEMENT

Between

MARRIOTT INTERNATIONAL, INC.

and

MARRIOTT VACATIONS WORLDWIDE CORPORATION

Dated as of [    ], 2011

TABLE OF CONTENTS

Article 1 DEFINITIONS	2

Section 1.01. General	2
Section 1.02. Interpretation	10

Article 2 PREPARATION AND FILING OF TAX RETURNS, PAYMENT OF TAXES	10

Section 2.01. Preparation and Filing of Tax Returns	10
(a) MII Consolidated Returns	10
(b) MII-MVWC Combined Returns	11
(c) Separate Returns	11
(d) Right of Review	11
(e) Authorizations	12
Section 2.02. Allocation and Payment of Taxes	12
(a) Pre-Distribution Period	12
(b) Post-Distribution Period	12
(c) Straddle Period	12
(d) Taxes Not Shown on a Tax Return	13
(e) Utilization of Tax Benefit Attributes	13
Section 2.03. 338(h)(10) Elections	13
Section 2.04. Transfer Taxes	14

Article 3 TAX MATTERS	14

Section 3.01. Use of Tax Benefit Attributes	14
(a) Carrybacks	14
(b) Carryforwards	15
(c) Use of Tax Benefit Attributes By Related Persons	15
Section 3.02. Pre-Distribution Earnings and Profits	15
Section 3.03. Section 83(h) Matters	15
(a) MII	15
(b) MVWC	16
Section 3.04. MVWC Consolidated Group	16
Section 3.05. Consistency in Filing Tax Returns	16

Article 4 INDEMNITY	16

Section 4.01. Indemnification	16
(a) Indemnification by MVWC	16
(b) Indemnification by MII	17
Section 4.02. Treatment of Indemnity Payments	19
Section 4.03. Timing of Indemnity Payments	19
Section 4.04. Refunds of Indemnified Taxes	20

ii

Section 8.12. Third Party Beneficiaries	27
Section 8.13. Headings	27
Section 8.14. Specific Performance	27
Section 8.15. Governing Law	27
Section 8.16. Arbitration	28
Section 8.17. Severability	28
Section 8.18. Costs and Expenses	28
Section 8.19. Coordination with Separation Agreement	28

iii

TAX SHARING AND INDEMNIFICATION AGREEMENT

TAX SHARING AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of [ ], 2011, by and between, MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”), and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”). Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Separation and Distribution Agreement, dated as of [    ], 2011, between MII and MVWC (“Separation Agreement”).

W I T N E S S E T H

WHEREAS, MII is the publicly-traded parent of a multinational group of corporations (“MII Existing Group”) and the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files consolidated U.S. federal income Tax Returns (“MII Consolidated Group”);

WHEREAS, all of the outstanding MVWC Common Stock will be distributed by MII to its shareholders, pro rata based on their respective ownership of shares of MII Common Stock (“Distribution”), and the Distribution will be effected pursuant to, the Separation Agreement, subject to the satisfaction or waiver of the conditions set forth therein;

WHEREAS, prior to the Distribution, (i) the members of the MVWC Group are members of the MII Existing Group, (ii) MVWC is a newly-formed member of the MII Existing Group, and (iii) certain members of the MVWC Group are members of the MII Consolidated Group and also file combined, unitary or other State, local or foreign Tax Returns together with other members of the MII Existing Group;

WHEREAS, as a result of the Distribution, members of the MVWC Group will cease to be members of the MII Existing Group and will cease to file Tax Returns with other members of the MII Existing Group;

WHEREAS, prior to the Distribution, (i) MII will have formed MVW US Holdings, Inc. (“MVW US”), and MII and other members of the MII Group will have undertaken the MVW US Contribution, (ii) MII will have undertaken the MVW US Preferred Stock Sale, and (iii) MII and MVW US will have jointly made the 338(h)(10) Elections;

WHEREAS, prior to the Distribution, members of the MII Group will have undertaken the MVW International Contribution and the Internal Distributions;

WHEREAS, the Parties intend that for United States federal income tax purposes, (i) the MVW US Contribution will be a transaction pursuant to which gain or loss is recognized under Section 1001 of the Code, (ii) MII and MVW US will be eligible to make the 338(h)(10) Elections, (iii) the MVW US Contribution Losses will be recognized and taken into account by the MII Consolidated Group, (iv) the MVW International Contribution will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code, (v) the Internal Distributions will qualify for non-recognition of gain or loss under Section 355 of the Code, (vi) the MVWC Contribution will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; and (vi) the Distribution will qualify for non-recognition of gain or loss under Section 355 of the Code (collectively, “Intended Tax Treatment”);

WHEREAS, MII has obtained the Ruling and the Opinion to the effect that, subject to the assumptions set forth therein, the MVW US Contribution, the 338(h)(10) Elections, the MVW US Contribution Losses, the MVW International Contribution, the Internal Distributions, the MVWC Contribution, and the Distribution will qualify for the Intended Tax Treatment;

WHEREAS, in contemplation of the Distribution, the Parties desire to enter into this Agreement to provide for the allocation among them of the liabilities for Taxes arising prior to, as a result of and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. General. As used in this Agreement, capitalized terms shall have the following meanings:

“338(h)(10) Elections” means the elections under Section 338(h)(10) of the Code (and any corresponding or similar elections under state or local Tax law) that, at MII’s option, MII and MVW US will have jointly made or will jointly make with respect to (i) the stock of MORI, (ii) the stock of any direct or indirect domestic corporate subsidiary of MORI, and (iii) the stock of any other domestic corporation contributed to MVW US, in connection with the MVW US Contribution and MVW US Preferred Stock Sale and, in each case, as directed by MII.

“Additional Tax” means:

(i) with respect to a Tainting Act by a MVWC Group member that results, directly or indirectly, in the MII Group not being able to utilize any MVW US Contribution Losses, an amount equal to the sum of (a) the amount of any Tax refund, credit or similar benefit that the MII Consolidated Group would otherwise have received under applicable Tax law if the MVW US Contribution Losses had been utilizable by the MII Consolidated Group and, where relevant, the MII Consolidated Group could have carried back the MVW US Contribution Losses to one or more taxable periods prior to the taxable period during which the MVW US Contribution Losses would have been incurred, and (b) the product of (x) the amount by which the consolidated taxable income (as determined under Treasury regulation section 1.1502-11) of the MII Consolidated Group for the taxable period during which the MVW US Contribution Losses would have been incurred and each successive taxable period thereafter (determined without taking into account any Tax Benefit Attributes of the MII Consolidated Group) otherwise would have been reduced by the MVW US Contribution Losses, multiplied by (y) the highest marginal corporate tax rate for the applicable taxable period under federal, state or local Tax law, as the case may be;

(ii) subject to clause (i) above and without duplication, with respect to any Tainting Act that affects the amount of any Tax imposed on or attributable to any member of the MII Group for which MII otherwise is responsible under this Agreement, an amount equal to the excess (if any) of (a) the cumulative amount of Tax for which MII is responsible under this Agreement after taking into account any and all Tainting Acts by the MVWC Group, over (b) the cumulative amount of Tax for which MII would be responsible under this Agreement determined without taking into account any Tainting Act; and

(iii) subject to clauses (i) and (ii) and without duplication, with respect to any Tainting Act that affects a Tax Benefit Attribute of any MII Group member, an amount equal to the refund, credit or other similar reduction in otherwise required Tax payments relating to the utilization of such Tax Benefit Attribute that MII otherwise would have recognized if such Tainting Act had not occurred.

“After-Tax Basis” means, with respect to any liability indemnified in this Agreement, the actual amount of any payment to be made with respect to such liability, after giving effect to any tax cost actually incurred by the recipient arising out of the receipt of such payment, and reducing such payment by the value of, any and all federal, state or other Tax benefits actually realized by the recipient in respect of the payment of the indemnified liability, which tax costs and tax benefits shall be treated as actually incurred or actually realized, as the case may be, based on a with-and-without tax calculation and assuming that all other gain, income, loss, deduction and other items are taken into account by the recipient prior to taking into account any such tax cost or tax benefit;

“Agreement” has the meaning assigned in the preamble hereto;

“Allocation” has the meaning assigned in Section 2.03(b);

“Business Day” means any day other than a Saturday, a Sunday and a day on which banks are required or authorized by law to be closed in the City of New York.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and any successor legislation;

“Consolidated Group” means, with respect to a Person, (i) the MII Consolidated Group if the Person is a member thereof for such taxable period and (ii) the MVWC Consolidated Group if such Person is a member thereof for such taxable period.

“Distribution” has the meaning assigned in the recitals hereof;

“Distribution Date” means the date of the Distribution;

“Distribution Tax” means (i) any Tax, calculated without regard to any Tax Benefit Attributes of the MII Group, required to be paid by or imposed on any MII Group member resulting from, or arising in connection with, the failure of the MVWC Contribution or the Distribution to qualify for the Intended Tax Treatment, including by reason of the application of Section 355(e) of the Code to the Distribution, and (ii) any and all losses and liabilities relating to or arising from claims of lawsuits by stockholders of MII resulting from the failure of the Distribution to be tax-free to such stockholders under Section 355 of the Code (except with respect to cash received in lieu of fractional shares of MVWC Common Stock);

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under State, local or foreign law; (iii) the expiration of the applicable statute of limitations; or (iv) payment of such Tax, if assessed by a Taxing Authority, pursuant to an agreement in writing by MVWC and MII to accept such assessment;

“Group” of which a Person is a member means (i) the MII Group if the Person is a member of the MII Group and (ii) the MVWC Group if such Person is a member of the MVWC Group;

“Indemnifying Party” has the meaning assigned to Section 4.03;

“Indemnitee” has the meaning assigned to Section 4.03;

“Intended Tax Treatment” has the meaning assigned in the recitals hereof;

“Internal Distribution Tax” means any Tax, calculated without regard to any Tax Benefit Attributes of the MII Group, required to be paid by or imposed on any MII Group member resulting from, or arising in connection with, the failure of the MVW International Contribution or the Internal Distributions to qualify for the Intended Tax Treatment, including by reason of the application of Section 355(e) of the Code to the Internal Distributions;

“Internal Distributions” means, collectively, (i) the distribution of the MVW International Common Stock by MIHC to MII RHG Acquisition SARL (“RHG”), and (ii) the distribution, for U.S. federal income tax purposes, of the MVW International Common Stock by RHG to MII;

“IRS” means the U.S. Internal Revenue Service;

“MII” has the meaning assigned in the preamble hereto;

“MII Common Stock” means the Class A common stock of MII authorized and outstanding on the Distribution Date;

“MII Consolidated Group” has the meaning assigned in the recitals hereof;

“MII Consolidated Return” means any consolidated U.S. federal income Tax Return or amendment thereof of the MII Consolidated Group that includes MVWC or one or more of the MVWC Subsidiaries;

“MII Existing Group” has the meaning assigned in the recitals hereof;

“MII Group” means MII and any Subsidiary of MII that is not a member of the MVWC Group;

“MII Percentage” means 90 percent;

“MII Separate Returns” has the meaning assigned in Section 2.01(c) below;

“MII-MVWC Combined Returns” means any combined, unitary, consolidated or other group or similar Tax Return in respect of any Taxes (including non-income Taxes) filed or to be filed with a State or non-U.S. Taxing Authority that includes both a member of the MII Group and a member of the MVWC Group;

“Mitigation Amount” has the meaning assigned in Section 5.05.

“MORI” means Marriott Ownership Resorts, Inc., a Delaware corporation;

“MVW International Contribution” means the contribution by MII International Holding Company SARL (“MIHC”) of MVWC Assets to MVW International Holding Company S.a.r.l. (“MVW International”), in exchange for all of the outstanding common stock of MVW International (“MVW International Common Stock”);

“MVW US” has the meaning assigned in the preamble hereto;

“MVW US Contribution” means (i) the contribution by MII of all of the outstanding stock of MORI in exchange for the all of the outstanding preferred stock of MVW US (“MVW US Preferred Stock”) and a portion of the outstanding common stock of MVW US (“MVW US Common Stock”), and (ii) the contribution by MII and other members of the MII Group of the outstanding stock of certain other corporations and the outstanding membership interests of certain limited liability companies to MVW US in exchange for the remaining MVW US Common Stock, as set forth in Exhibit A;

“MVW US Contribution Losses” means any losses recognized (i) by MORI and its corporate subsidiaries as a result of the MVW US Contribution, the MVW US Preferred Stock Sale and the 338(h)(10) Elections, or (ii) by MII or any other member of the MII Group as a result of contributing stock or membership interests to MVW US in exchange for MVW US Common Stock pursuant to the MVW US Contribution and the MVW US Preferred Stock Sale;

“MVW US Preferred Stock Sale” means the sale of all of the MVW US Preferred Stock by MII to unrelated third party investors pursuant to a pre-existing binding commitment that was entered into by MII and such investors prior to the MVW US Contribution;

“MVW US Restricted Transaction” means (i) any redemption by MVW US, or an acquisition by any member of the MVWC Group or any third party acquisitions on behalf of a member of the MVWC Group, of the MVW US Preferred Stock prior to the day that is the fifth anniversary of the Distribution Date, except for any redemption of the MVW US Preferred Stock pursuant to a “Change in Control” in accordance with Certificate of Designation of the MVW US Preferred Stock, and (ii) any issuance by MVW US of any common stock or preferred stock prior to the day that is the fifth anniversary of the Distribution Date;

“MVWC” has the meaning assigned in the preamble hereto;

“MVWC Assets” has the meaning assigned in the Separation Agreement;

“MVWC Business” has the meaning assigned in the Separation Agreement;

“MVWC Common Stock” means the single class of authorized and outstanding common stock of MVWC;

“MVWC Consolidated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) as in existence after the Distribution Date of which MVWC is the common parent;

“MVWC Contribution” means the transfer of MVWC Assets by MII to MVWC pursuant to the Separation Agreement;

“MVWC Group” means MVWC and any Subsidiary, from time to time, of MVWC after the MVWC Contribution;

“MVWC Percentage” means 10 percent;

“MVWC Separate Returns” has the meaning assigned in Section 2.01(c);

“Opinion” means the tax opinion rendered by Shearman & Sterling LLP to the effect that, subject to the assumptions, limitations and representations set forth therein, the MVW US Contribution, 338(h)(10) Elections, MVW US Contribution Losses, MVW International Contribution, Internal Distributions, MVWC Contribution, and the Distribution all satisfy the requirements for the Intended Tax Treatment;

“Party” means each of MII and MVWC;

“Person” has the meaning assigned in the Separation Agreement;

“Post-Distribution Period” means any Tax period beginning after the Distribution Date and the portion of any Straddle Period commencing after the Distribution Date;

“Pre-Distribution Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Period ending on the Distribution Date;

“Regulations” means the final, temporary and proposed Treasury regulations promulgated under the Code;

“Restricted Transaction” means any transaction or series of transactions by a Person during the period from the Distribution Date to the first day after the second anniversary of the Distribution Date that would:

(i)	cause or allow the MII Consolidated Group or the MVWC Consolidated Group not to be engaged in the active trade or business (for purposes of Section 355(b) of the Code and Regulations thereunder) that in the Tax Representation is represented to be conducted by the members of its Consolidated Group;

(ii)	cause or allow MVW International not to be engaged in the active trade or business (for purposes of Section 355(b) of the Code and Regulations thereunder) that in the Tax Representation is represented to be conducted by MVW International;

(iii)	cause or allow MIHC or RHG not to be engaged in the active trade or business (for purposes of Section 355(b) of the Code and Regulations thereunder) that in the Tax Representation is represented to be conducted by MIHC or RHG;

(iv)	sell, exchange, distribute, transfer or otherwise dispose of or agree to transfer or dispose of (all as determined for U.S. federal income tax purposes) 50 percent or more of the gross assets of the MII Consolidated Group or the MVWC Consolidated Group (as it exists on the day after the date of the Distribution) other than pursuant to sales or transfers in the ordinary course of business or to members of the “separate affiliated group” of MII or MVWC (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution), as the case may be;

(v)	sell, exchange, distribute, transfer or otherwise dispose of or agree to transfer or dispose of (all as determined for U.S. federal income tax purposes) 50 percent or more of the gross assets of MVW International (as it exists on the day after the date of the Internal Distributions) other than pursuant to sales in the ordinary course of business or to members of the “separate affiliated group” of MVW International (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution);

(vi)	sell, exchange, distribute, transfer or otherwise dispose of or agree to transfer or dispose of (all as determined for U.S. federal income tax purposes) 50 percent or more of the gross assets MIHC or RHG (as it exists on the day after the date of the Internal Distributions) other than pursuant to sales in the ordinary course of business or to members of the “separate affiliated group” of MIHC or RHG (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution), as the case may be;

(vii)	in the case of MII, MIHC, RHG, MVWC or MVW International, dissolve, liquidate or involve a merger, consolidation, reincorporation or other reorganization of such Person (other than, in the case of the Distribution, with another member of that Person’s “separate affiliated group” (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution), or, in the case of an Internal Distribution, with another member of that Person’s “separate affiliated group” (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution));

(viii)	in the case of MII, MIHC, RHG, MVWC or MVW International, redeem or otherwise purchase any of its outstanding common stock other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48);

(ix)	in the case of MII, MIHC, RHG, MVWC or MVW International, issue any of its stock (including, without limitation, restricted stock or any instrument convertible or exchangeable into stock), unless such stock is issued in exchange for property, services or cash of approximately equivalent value and

(1)	solely in the case of the MII Group, does not constitute (individually or in the aggregate) more than 49 percent of the aggregate value or aggregate voting power of its capital stock outstanding immediately after the Distribution or the relevant Internal Distribution; or

(2)	is issued (A) to an employee or director in connection with the performance of services (and the stock issued is not excessive by reference to the services performed) in accordance with Safe Harbor VIII in Section 1.355-7(d) of the Regulations or (B) pursuant to the exercise of a Substitute Equity Award;

(x)	In the case of MII, MIHC, RHG, MVWC or MVW International, enter into any agreements for sale or other disposition of its capital stock or amend its certificate of incorporation or other organizational documents or take any other action through shareholder vote or otherwise that affects the relative economic or voting rights of its outstanding stock (including, without limitation, any recapitalization, stock dividend or otherwise); and

(xi)	enter into, or take affirmative steps in relation to, any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions and changes in the voting power of any of its stock) that, separately or in conjunction with other transactions, may cause the Distribution or an Internal Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock representing a “50 percent or greater interest” in such Person within the meaning of Section 355(e)(4) of the Code.

“Restructuring Tax” means any Tax (other than any Distribution Tax, Internal Distribution Tax, Additional Tax, Transfer Tax or Section 338 Taxes) imposed on or attributable to a Group member that arises from or is attributable to the distribution, transfer, assignment, other disposition, receipt, purchase or other acquisition of MVWC Assets in connection with and in preparation for the Distribution;

“Ruling” means the private letter ruling issued by the IRS to MII in connection with the MVW US Contribution, 338(h)(10) Elections, MVW US Contribution Losses, MVW International Contribution, Internal Distributions, MVWC Contribution, or Distribution, together with any supplements issued by, and submissions to, the IRS with respect to such Ruling;

“Section 338 Taxes” means any Tax directly resulting from the 338(h)(10) Election, or any election under Section 338(g) of the Code made by any member of the MII Group in connection with the MVW US Contribution;

“Straddle Period” means a Tax Period beginning on or before, and ending after, the Distribution Date;

“Subsidiary” has the meaning assigned in the Separation Agreement;

“Substituted Equity Award” means any (vested or unvested) employee stock option, restricted stock unit or other equity award in respect MII Common Stock or MVWC Common Stock (the grant, exercise, vesting or settlement of which is subject to Section 83(a) of the Code) that has been converted pursuant to the Employee Benefits Allocation Agreement, dated as of [ ], by and between MII and MVWC from a (vested or unvested) employee stock option, restricted stock unit or other equity award (the grant, exercise, vesting or settlement of which is subject to Section 83(a) of the Code) that was granted by a member of the MII Existing Group to an employee of the MII Existing Group prior to the Distribution Date;

“Tainting Act” means (i) any act, failure to act or omission of or by any member of its Group that is inconsistent with the Intended Tax Treatment, the Ruling, the Tax Representations or any covenant or information submitted to the IRS or with respect to the Ruling; (ii) a failure of any of its representations made herein to be true and complete when made; (iii) the breach by any member of its Group of any covenant made herein by it; or (iv) any other action or omission by any member of its Group that is not required pursuant to this Agreement or the Separation Agreement, where such member knows or reasonably should expect, after consultation with is tax advisor, will give rise to Additional Tax, Restructuring Tax, Internal Distribution Tax or Distribution Tax;

“Tax Benefit Attribute” means any net operating loss, net capital loss, foreign tax credit, general business credit, fuel credit, minimum tax credit or any other similar Tax attribute;

“Tax Package” has the meaning assigned in Section 6.01(b) below;

“Tax Representations” means the representations and covenants submitted or made by MII and it Subsidiaries in connection with obtaining the Ruling;

“Tax Return” means any Tax return, declaration, statement, report, form and information return relating to Taxes, including any amendments thereto and any related or supporting information;

“Tax” or “Taxes” means (i) any federal, State, local or foreign income, gross receipts, franchise, estimated, extension, alternative minimum, add-on minimum, sales, use, goods and services, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding or other tax of any kind whatsoever, and (ii) any levies, duties, customs or other charges or assessments in the nature of or in lieu of any tax, in each case, imposed by a governmental authority and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;

“Taxing Authority” means any governmental body, agency, commission or authority having jurisdiction over the assessment, determination, collection or imposition of any Tax;

“Transfer Taxes” has the meaning assigned in Section 2.04; and

“Unqualified Tax Opinion” means a written tax opinion at a “will” level of Shearman & Sterling LLP or an independent tax counsel reasonably acceptable to MII to the effect that the MVW US Contribution, 338(h)(10) Elections, MVW US Contribution Losses, MVW International Contribution, Internal Distributions, MVWC Contribution, and the Distribution qualify for the Intended Tax Treatment.

Section 1.02. Interpretation. The provisions of Section 11.16 of the Separation Agreement are incorporated by reference and shall apply to the terms and provisions of this Agreement and the Parties hereto mutatis mutandis.

ARTICLE 2

PREPARATION AND FILING OF TAX RETURNS,

PAYMENT OF TAXES

Section 2.01. Preparation and Filing of Tax Returns.

(a) MII Consolidated Returns. For each taxable year for which MII files a consolidated federal income Tax Return that begins on or before the Distribution Date, MII shall include all members of the MVWC Group that is permitted to be included under applicable law in such Tax Return. MII shall prepare and timely file (or cause to be prepared and timely filed) with the IRS any and all such MII Consolidated Returns (including extension requests, and other documents and statements). MII Consolidated Returns shall include all income, gains, losses, deductions, credits and other Tax attributes of the members of the MVWC Group that are members of the MII Consolidated Group for all taxable periods for which MII is entitled to include such member of the MVWC Group in such Tax Returns. To the extent permitted under applicable Tax law, MVWC agrees to, and shall compel each other such included member of the MVWC Group to, (i) file or join in the filing of such Tax Returns, provide such authorizations, elections, consents and other documents as may be required in connection with such filings, and (ii) take such other actions as may be necessary, in the judgment of MII, to prepare, complete and timely file MII Consolidated Returns and to carry out the purposes and intent of this Section 2.01(a).

(b) MII-MVWC Combined Returns. MII shall prepare and file (or cause to be prepared and filed) with the Tax Authority of the relevant State or non-U.S. jurisdiction any MII-MVWC Combined Returns. To the extent permitted under applicable Tax law, MVWC agrees to, and shall compel each other member of the MVWC Group whose Tax information is included in any MII-MVWC Combined Return to, (i) evidence agreement to be included in such Tax Return on the appropriate form and (ii) take such other action as may be appropriate, in the opinion of MII, to carry out the purposes and intent of this Section 2.01(b).

(c) Separate Returns. MII shall be responsible for the preparation and filing of any other Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the MII Group (the “MII Separate Returns”). For any Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the MVWC Group or their operations or assets and that does not include any member of the MII Group or their operations or assets (the “MVWC Separate Returns”), MII shall be responsible for the preparation of any MVWC Separate Return that relates to a taxable period that ends on or prior to, or that includes but does not end on, the Distribution Date, which shall be prepared in a manner consistent with the current practice, elections, positions and methods used in filing the MVWC Separate Return, and MVWC shall be responsible for the filing of such MVWC Separate Return; provided that, in the case of a MVWC Separate Return that relates to a taxable period that includes but does not end on the Distribution Date, MVWC shall provide MII with information with respect to the portion of such taxable period that begins after the Distribution Date that is necessary to prepare such MVWC Separate Return, which information will be prepared on a basis consistent with the current practices of such MVWC Separate Return.

(d) Right of Review. MII shall have exclusive responsibility for and control of the preparation and filing of MII Consolidated Returns, MII-MVWC Combined Returns, MII Separate Returns and any other Tax Return filed with any Taxing Authority in connection with the determination of the U.S. federal income tax liability of the MII Consolidated Group or a Tax liability with respect to a MII-MVWC Combined Return or MII Separate Return; provided, that, for a taxable period prior to or including the Distribution Date, such Tax Returns shall be prepared in a manner consistent with MII’s (or its relevant Subsidiary’s) current practice, elections, positions and methods used in filing the relevant Tax Returns, unless otherwise required by applicable Tax law or as determined in good faith by MII. Notwithstanding the foregoing, MII shall notify MVWC of any portion of any such Tax Return that relates to the MVWC Group and is not prepared in a manner consistent with current practice or does not reflect a current election, position or method used in filing the relevant Tax Return. With respect to

MVWC Separate Returns prepared by MII pursuant to Section 2.01(c), MII shall provide MVWC with a reasonable opportunity to review such MVWC Separate Return, including any allocation of Taxes for a Straddle Period pursuant to Section 2.02(c), and shall consider in good faith the reasonable comments made by MVWC with respect to such Tax Returns, and the Parties shall attempt in good faith to resolve any disagreements resulting from such review.

(e) Authorizations. MII and MVWC shall, to the extent permitted under applicable Tax law and if necessary or appropriate, shall cause their respective Subsidiaries to, prepare, sign and timely file any consents, elections, powers of attorney and other documents, and shall take any other actions necessary or appropriate, to effect the filing of any Tax Return pursuant to this Section 2.01 or to contest such Tax Return in accordance with Section 5.03.

Section 2.02. Allocation and Payment of Taxes

(a) Pre-Distribution Period. MII shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority any Taxes of or relating to any member of the MII Existing Group for any Pre-Distribution Period (other than any portion of a Straddle Period).

(b) Post-Distribution Period. MVWC shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority any Taxes of or relating to MVWC and any member of the MVWC Group for any Post-Distribution Period (other than any portion of a Straddle Period).

(c) Straddle Period. With respect to any Tax Return for a Straddle Period that includes a member of the MVWC Group or any such member’s assets or operations, the Parties and their respective Subsidiaries shall treat, and elect to treat the Distribution Date as the last day of the Tax period. If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Distribution Period as follows: (A) in the case of real or personal property taxes, taxes based on capital, or a flat minimum amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the Distribution Date and the denominator of which is the total number of days in such Straddle Period; (B) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of MVWC and any member of the MVWC Group, as applicable, for such partial period determined from its books and records based upon an actual closing of the books methodology; and (C) in the case of all other Taxes, the Tax computed on the basis of the actual activities or attributes of MVWC or any member of the MVWC Group, as applicable, for such partial period as determined from its books and records. MII shall pay or cause to be paid to MVWC such amount of Straddle Period Taxes that is attributable to the Pre-Distribution Period under this Section 2.02 within 5 Business Days prior to the actual due date for payments in respect of the corresponding Tax Return for such Straddle Period Taxes. MVWC shall be responsible for any Taxes attributable to the portion of the Straddle Period that begins after the Distribution Date as allocated under this Section 2.02(c).

(d) Taxes Not Shown on a Tax Return. Each Party, or its respective Subsidiary, shall timely pay when due any Taxes not shown on a Tax Return filed by a member of a Group, such as Taxes invoiced by a Taxing Authority.

(e) Utilization of Tax Benefit Attributes. No Group member that utilizes a Tax Benefit Attribute of a member of the other Group shall be required to compensate or make any payment to such member of the other Group with respect to the utilization of such Tax Benefit Attribute.

Section 2.03. 338(h)(10) Elections.

(a) MVWC, MVW US and/or the applicable Subsidiary of MVW US shall join MII in making timely and irrevocable 338(h)(10) Elections. MVW US shall cooperate with MII and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required), as permitted by applicable Tax law, to effect and preserve the 338(h)(10) Elections in accordance with the provisions of Section 1.338(h)(10)-1 of the Regulations. At MII’s direction, MVWC, MVW US and/or the applicable Subsidiary of MVW US shall jointly execute with MII an IRS Form 8023 (and any similar state or local forms) for MORI and, as directed by MII and as permitted by applicable Tax law, any domestic corporate subsidiary of MORI, and MVWC, MVW US and/or such Subsidiary shall timely file such IRS Form 8023s (and any similar state or local forms), with the IRS (and any applicable state or local taxing authorities) and MVWC shall provide MII with a copy of each IRS Form 8023 (and any state or local forms) so filed within 10 days after filing.

(b) MII shall prepare an allocation of the applicable consideration among the assets of MORI and any corporate subsidiary of MORI for which a 338(h)(10) Election is made (“Allocation”) and shall deliver the Allocation to MVW US. MII shall consider in good faith any written comments received by MVW US within 20 days of MII’s delivery of the Allocation. Within 30 days of MII’s delivery of the Allocation, MVWC, MVW US and /or the applicable Subsidiary of MVW US shall prepare consistently therewith (as adjusted to reflect any written comments by MVW US that were accepted by MII) an IRS Form 8883 (and any similar forms required by applicable state and local Tax laws) for MORI and any corporate subsidiary of MORI for which a 338(h)(10) Election is made, and promptly deliver copies of such forms to MII for MII’s review and approval.

(c) MVW US and each other member of the MVWC Group shall timely file all Tax Returns (including, but not limited to, IRS Form 8023s and IRS Form 8883s) consistent with the 338(h)(10) Elections and, except as required pursuant to a Final Determination, shall not to take, or cause to be taken, any action that would be inconsistent with the 338(h)(10) Elections or the final Allocation in any Tax Return, audit, litigation or otherwise.

(d) To the extent that MVW US has a non-U.S. subsidiary and an election under Section 338(g) of the Code could be made with respect to non-U.S. subsidiary, MII shall determine whether such an election will be made and, where relevant, the foregoing provisions of this Section 2.03 shall apply.

Section 2.04. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of a similar nature, applicable to, or resulting from, (i) the 338(h)(10) Elections and any election under Section 338(g) of the Code, (ii) the MVW US Contribution, (iii) the MVW International Contribution, (vi) the Internal Distributions, (v) the MVWC Contribution, (vi) the Distribution and (viii) any other distribution, transfer, assignment other disposition, receipt, purchase or other acquisition of MVWC Assets in connection with and in preparation for the Distribution (“Transfer Taxes”) shall be borne by MII. MVWC and each other MVWC Group member agrees to cooperate with MII in mitigating the imposition or assessment of any Transfer Taxes and, to the extent permitted under applicable Tax law, shall take any actions as may be necessary, in the judgment of MII, to mitigate the imposition or assessment of Transfer Taxes. MII shall determine the manner in which any Transfer Taxes and any corresponding transactions are reported for Tax purposes, including any position that no Transfer taxes are due and payable and, unless otherwise required pursuant to a Final Determination, no member of the MVWC Group shall take any action that is inconsistent with the manner in which such Transfer Taxes and transactions are reported. MII shall file all necessary documentation with respect to such Transfer Taxes on a timely basis; provided that MVWC shall cooperate with the preparation of any such documentation and, to the extent required by applicable Tax law, will timely file such documentation.

ARTICLE 3

TAX MATTERS

Section 3.01. Use of Tax Benefit Attributes.

(a) Carrybacks. If a Tax Benefit Attribute arises in any taxable period beginning after the Distribution Date in respect of any Tax Return, to the fullest extent permitted under applicable Tax law, the MVWC Consolidated Group, or the relevant member of the MVWC Group, as applicable, shall waive the carryback of such Tax Benefit Attribute. To the extent such a waiver is not permitted under applicable Tax law, MVWC shall be entitled to any refund for Tax obtained by the MII Group (or any member of the MII Group) as a result of the carryback of losses or credits of any member of such MVWC Group from any taxable period beginning on or after the Distribution Date to any taxable period ending on or before the Distribution Date, provided that MVWC has notified MII with respect to such carryback. Such refund shall be limited to the net amount received by the MII Group (by refund, offset against other Taxes or otherwise), net of any net Tax cost and other expenses incurred by the MII Group with respect to such refund, and shall be paid within 30 days after payment is received (or deemed received by reason of the reduction of Taxes otherwise payable) by the MII Group from a Taxing Authority. The application of such carrybacks (if any) by MVWC and/or any Subsidiary of MVWC shall be in accordance with the Code and the Regulations promulgated thereunder or other applicable Tax laws. If any such refund is subsequently disallowed, MVWC shall promptly pay to MII the full amount of such refund (together with any interest or penalties that are imposed).

(b) Carryforwards. MII shall promptly notify MVWC (a) of any consolidated carryover item that may be partially or totally allocable to a member of the MVWC Group and carried over to a taxable period beginning after the Distribution Date and (b) of subsequent adjustments which may affect such carryover item. MII shall determine that allocation of consolidated carryover items in its sole discretion but agrees to consider in good faith any reasonable written comments provided by MVWC in respect of any such allocation. Notwithstanding anything to the contrary contained in this Agreement, no MVW US Contribution Losses will be allocated to a member of the MVWC Group.

(c) Use of Tax Benefit Attributes By Related Persons. No member of the MVWC Group shall enter into a transaction after the Distribution Date with the principal purpose or effect of reducing a Tax Benefit Attribute that otherwise could be used or available to the MII Group, without MII’s prior written consent.

Section 3.02. Pre-Distribution Earnings and Profits.

(a) MII shall, in accordance with Section 1.312-10(a) of the Regulations, allocate earnings and profits between MII and MVWC, and such allocation shall control for taxable periods beginning after the Distribution Date; provided, however, that MII shall provide MVWC a reasonable opportunity to review, and provide written comments to, such allocation of earnings and profits and shall consider in good faith the reasonable comments made by MVWC with respect to such allocation and/or reductions.

(b) MII shall in its sole discretion determine any allocations and/or reductions of earnings and profits and foreign taxes paid or accrued with respect to the Internal Distributions, and such allocations and/or reductions shall control for taxable periods (or portions thereof) beginning after the Distribution Date; provided, however, that MII shall provide MVWC a reasonable opportunity to review, and provide comments to, such allocation and/or reductions of earnings and profits and foreign taxes paid or accrued and shall consider in good faith the reasonable comments made by MVWC with respect to such allocation and/or reductions.

(c) As reasonably requested by MVWC, MII agrees to provide MVWC with copies of any workpapers or other documentation that were used in connection with determining the allocations and/or reductions of earnings and profits and foreign taxes paid or accrued under Sections 3.02(a) and (b).

Section 3.03. Section 83(h) Matters. Subject to Section 5.05:

(a) MII (or the relevant other member of the MII Group) shall be entitled to any deduction under Sections 83(h) and 162 of the Code (and any corresponding Tax Benefit Attributes) in respect of Substituted Equity Awards held by employees of any member of the MII Group; and

(b) MVWC (or the relevant other member of the MVWC Group) shall be entitled to any deduction under Sections 83(h) and 162 of the Code (and any corresponding Tax Benefit Attributes) in respect of Substituted Equity Awards held by employees of any member of the MVWC Group.

Section 3.04. MVWC Consolidated Group. MII intends that the MVW US Contribution and MVW US Preferred Stock Sale will not be structured in such a way as to cause MVWC to fail to own stock of MVW US possessing less than 80 percent of the total voting power or value (within the meaning of Code Section 1504(a)(2)).

Section 3.05. Consistency in Filing Tax Returns.

(a) On or after the Distribution Date, neither Party shall, nor shall permit any member of its Group to, make or change any accounting method, change its taxable year, amend any Tax Return or take any Tax position on any Tax Return, take any other action, omit to take any action, or enter into any transaction, that may reasonably be expected to result in any increased Tax liability of a member of the other Group, except with the prior written consent of MII or MVWC, as the case may be, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties agree that any changes by the MVWC Group in the Post-Distribution Period in the character or amount of payments between and among members of the MVWC Group in connection with services, sales or licensing activities in order to comply with Code Section 482 and the Regulations thereunder, or an analogous provision under U.S. federal, state and local or non-U.S. law (including the change in the characterization of a payment from a service payment to a royalty payment or a reduction in the level of payments) shall not be subject to this Section 3.05(a). MII and MVWC each agrees to file, and to cause the other members of its Group, to file, all U.S. federal, State and local income Tax Returns in accordance with this Article 3.

(b) Unless otherwise required by a Final Determination, the tax treatment reported on any Tax Return of the MVWC Group shall be consistent with the Intended Tax Treatment. To the extent that there are transactions relating to the Distribution that are not covered by the Intended Tax Treatment, MII shall determine the proper Tax treatment for such transactions and the method of reporting such transactions on any Tax Return, and such treatment and reporting method shall be used by the MVWC Group in preparing and filing any Tax Return of the MVWC Group.

ARTICLE 4

INDEMNITY

Section 4.01. Indemnification.

(a) Indemnification by MVWC. MVWC shall, on an After-Tax basis, indemnify the MII Group against and hold the MII Group harmless from:

(i)	except to the extent such amount relates to Additional Taxes, Restructuring Taxes, Internal Distribution Taxes or Distribution Taxes, any Taxes of or relating to MVWC and any member of the MVWC Group for, and allocated hereunder, to any Post-Distribution Period, including the increase in the amount of any such Taxes as a result of a Final Determination, as described in Section 5.04;

(ii)	the MVWC Percentage of any amount of Internal Distribution Tax and Distribution Tax, except to the extent due to a Tainting Act;

(iii)	any amount of Restructuring Tax, Internal Distribution Tax or Distribution Tax resulting from a Tainting Act of any member of the MVWC Group; and

(iv)	any amount of Additional Tax.

(b) Indemnification by MII. MII shall, on an After-Tax basis, indemnify the MVWC Group against and hold the MVWC Group harmless from:

(i)	except to the extent such amount relates to Additional Taxes, Internal Distribution Taxes or Distribution Taxes, (i) Taxes of or relating to MII and any member of the MII Existing Group for, and allocated hereunder, to any Pre-Distribution Period, (ii) Section 338 Taxes, (iii) Restructuring Taxes (except as provided in Section 4.01(a)(iii)), and (iv) liabilities of any member of the MVWC Group for Taxes of any Person as a result of such member of the MVWC Group being, or having been, on or before the Distribution Date, a member of a consolidated group under Regulations section 1.1502-6(a);

(ii)	the MII Percentage of any amount of Internal Distribution Tax and Distribution Tax, except to the extent due to a Tainting Act; and

(iii)	any amount of Internal Distribution Tax or Distribution Tax resulting from a Tainting Act of any member of the MII Group.

(c) Notwithstanding Section 4.01(a) and Section 4.01(b), to the extent that a Restructuring Tax, Internal Distribution Tax or Distribution Tax arises as a result of a Tainting Act by both the MII Group and the MVWC Group, the amount of indemnification under Section 4.01(a) and Section 4.01(b) shall be based on the MVWC Percentage and the MII Percentage, respectively.

(d) To the extent that, as a result of a Final Determination, the MVW US Contribution Losses are disallowed, in whole or in part, with respect to the MII Consolidated Group and such failure does not result, directly or indirectly, from a Tainting Act by a MVWC Group member, and such MVW US Contribution Losses are available to the MVWC Consolidated Group, then as the assets that correspond to such MVW US Contribution Losses are transferred to a Person that is not a member of the MVWC Consolidated Group (but if to a member of the MVWC Group that is not a member of the MVWC Consolidated Group, only after section 267(f) ceases to apply) MVWC shall pay to MII, within 20 days after the filing of the US federal income tax return of the MVWC Consolidated Group for the year of the relevant transfers, an amount equal to 38 percent of the disallowed MVW US Contribution Losses that are attributable to the assets transferred; provided, however, that (i) to the extent that transfers of assets that correspond to the MVW US Contribution Losses result in losses to the MVWC Consolidated Group for any given taxable year but the MVWC Consolidated Group has a net operating loss for such taxable year (“NOL Carryforward”) without regard to the losses resulting from the transfer of such assets, MVWC shall not be liable under this Section 4.01(d) until the MVWC Consolidated Group absorbs the NOL Carryforward (or a portion thereof but only to the extent of such portion) against its consolidated taxable income (as determined under Treasury regulation section 1.1502-11), which NOL Carryforward shall be treated as being absorbed in any subsequent taxable year prior to any MVW US Contribution Losses that are recognized in such subsequent taxable year (and, if not absorbed, any such MVW US Contribution Losses will be treated as an NOL Carryforward for purposes of this Section 4.01(d)), and, if a portion of the NOL Carryforward is absorbed in a subsequent taxable year, the MVW US Contribution Losses that comprise the NOL Carryforward will be treated as being absorbed prior to any other losses that comprise the NOL Carryforward, and, if such NOL Carryforward expires, MVWC shall not be liable under this Section 4.01(d), and (ii) subject to clause (i) of this proviso, to the extent that in a given taxable year, assets that correspond to the MVW US Contribution Losses are transferred and result in losses and the MVWC Consolidated Group has a NOL Carryforward for such taxable year only after taking into account such losses, MVWC shall be currently liable under this Section 4.01(d) in respect of the excess of the MVW US Contribution Losses over the amount of the NOL Carryforward but MVWC shall not currently be liable under this Section 4.01(d) in respect of the amount of the NOL Carryforward, which shall be taken into account in accordance with clause (i) of this proviso. For the avoidance of doubt, (a) the amount of MVW US Contribution Losses in respect of an asset is the amount by which the tax basis of the asset exceeded its fair market value as of the date of the Distribution, as determined by MII in connection with the MVW US Contribution, (b) to the extent transfers of assets that correspond to the MVW US Contribution Losses result in losses that exceed the corresponding MVW US Contribution Losses for such assets, for purposes of this Section 4.01(d), the MVW US Contribution Losses will be treated as being used first by the MVWC Consolidated Group, and (c) MVWC shall be required to make payments under this Section 4.01(d) regardless of whether the transfer results in a gain or additional loss, in each case, for U.S. federal income tax purposes. MVWC agrees to provide, upon a reasonable written request by MII, information regarding the assets that correspond to the MVW US Contribution Losses, including any transfers thereof and the use of any losses in respect of the transfers of such assets.

(e) To the extent that MVW International has made one or more distributions to MVWC out of any earnings and profits allocated to MVW International in connection with the MVWC Contribution and Internal Distributions and (I) as a result of a Final Determination in respect of an audit or other proceeding that begins on or prior to the 6th anniversary of the Distribution Date, additional U.S. federal income taxes in excess of $2 million are imposed on MVWC (or any member of the MVWC Consolidated Group) in respect of such distribution(s) solely because either (i) the amount of earnings and profits that were allocated to MVW International in connection with the MVW International Contribution and Internal Distributions is determined to be greater than such amount of earnings and profits that were allocated or (ii) the amount of foreign taxes paid or accrued that are creditable for U.S. federal income tax purposes and that were allocated to MVW International in connection with the MVW International Contribution and Internal Distributions is determined to be less than such amount of creditable foreign taxes paid or accrued that were allocated, or (II) solely as a result of the allocation to MVW International of earnings and profits and/or foreign taxes paid or accrued that are creditable for U.S. federal income tax purposes, as determined by MII pursuant to Section 3.02(b), additional U.S. federal income taxes in excess of $2 million are imposed on MVWC (or any member of the MVWC Consolidated Group) in respect of such distribution(s) and reported on the applicable U.S. federal income tax return for the MVWC Consolidated Group, then (a) MVWC will be responsible for any such additional U.S. federal income taxes until the amount of such additional U.S. federal income taxes equals $750,000, and (b) MII will be responsible for and will indemnify MVWC against any such additional U.S. federal income taxes in excess of $750,000; provided that (x) MII will have sole and exclusive control over any audit or other proceeding relating to the allocation and substantiation of such earnings and profits or creditable foreign taxes paid or accrued that begins on or prior to the 6th anniversary of the Distribution Date (and any related proceedings that arise after the 6th anniversary of the Distribution Date), (y) any payments by MII under this Section 4.01(e) shall be made 20 days after the applicable Final Determination in the case of clause (I) above, or 20 days after the due date (including extensions obtained) for the applicable U.S. federal income tax return of the MVWC Consolidated Group, and (z) for the avoidance of doubt, MII will not be required to indemnify MVWC under this section 4.01(e) in respect of any such additional U.S. federal income taxes that are imposed as a result of any audit or other proceeding that begins after the 6th anniversary of the Distribution Date.

Section 4.02. Treatment of Indemnity Payments. Except to the extent otherwise required by applicable Tax law, any indemnity payment hereunder shall be treated, for all Tax purposes, as made immediately before the Distribution (i) as a distribution by MVWC to MII, if made pursuant to Section 4.01(a), and (ii) as a contribution by MII to MVWC, if made pursuant to Section 4.01(b).

Section 4.03. Timing of Indemnity Payments. To the extent that one Party (the “Indemnifying Party”) has an indemnification obligation to another Party (the “Indemnitee”), the Indemnitee shall provide the Indemnifying Party with a written claim that includes its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations. The Indemnifying Party shall make the required payment to the Indemnitee within ten Business Days of receipt of such claim, but in no event more than five Business Days prior to the due date of the related payment of Taxes to the relevant Taxing Authority (including extensions), unless explicitly provided otherwise in this Agreement. Any Party making an indemnification payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other Party to this Agreement.

Section 4.04. Refunds of Indemnified Taxes. If any portion of Taxes with respect to which the Indemnitee is indemnified by the Indemnifying Party pursuant to Section 4.01 is refunded by a Taxing Authority, such refund, including any related interest thereon but net of any Taxes or out-of-pocket costs and expenses incurred by the Indemnitee in connection with such refund, shall be the property of the Indemnifying Party that made a payment to the Indemnitee pursuant to Section 4.01, and, if received by the Indemnitee that received the payment pursuant to Section 4.01, such Indemnitee shall promptly pay over such refund, including any related interest thereon but net of any cost and expense incurred by the Indemnitee in connection with such refund, to the Indemnifying Party that made the payment.

ARTICLE 5

REFUNDS, AUDITS, CONTROVERSIES, ADJUSTMENTS

Section 5.01. Refunds. Except to the extent set forth in Section 4.04, MII shall have the right to any Tax refunds or other Tax benefits, and any interest thereon, in respect of any MII Consolidated Return, any MII-MVWC Combined Return, any MII Separate Return and, to the extent allocable to a Pre-Distribution Period under this Agreement, any MVWC Separate Return and MVWC shall promptly pay over to MII any refund to which MII is entitled pursuant to this Section 5.01 that is received by a member of the MVWC Group. MVWC shall have the right to any Tax refund or other Tax benefits and any interest thereon in respect of any MVWC Separate Return to the extent allocable to a Post-Distribution Period under this Agreement, and Marriot shall promptly pay over to MVWC any refund to which MVWC is entitled pursuant to this Section 5.01 that is received by a member of the MII Group. If a Party receives a refund of the other Group and pays such refund over to such other Group and such refund is subsequently disallowed, such other Group shall repay the amount of the refund to such Party together with any interest or penalties due thereon.

Section 5.02. Notification. If one of the Parties (or any of their respective Subsidiaries) receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority regarding any Distribution Tax, Restructuring Tax or Additional Tax, the Party (or its Subsidiary) receiving such notice or communication shall promptly give written notice thereof to the other Party. MVWC shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the MVWC Group receives from a Taxing Authority to MII if such notice or communication may relate to any MII Consolidated Return, MII-MVWC Combined Return or MII Separate Return. MII shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the MII Group receives from a Taxing Authority to MVWC if such notice or communication may relate to an MVWC Separate Return or a Tax for which MVWC may be liable or responsible for under this Agreement. A failure of MII, on the one hand, or MVWC, on the other, to comply with this Section 5.02 shall not relieve the other Party of its indemnification obligation hereunder, except to the extent that such failure materially prejudices the ability of the such other Party to contest the liability for the relevant Tax or increases the amount of such liability.

Section 5.03. Contests.

(a) MII Consolidated Returns, MII-MVWC Combined Returns and MII Separate Returns. MII shall have exclusive responsibility and control of the conduct of examinations and audits of any MII Consolidated Return, any MII-MVWC Combined

Return or any MII Separate Return by any Taxing Authority, and of any refund claims with respect thereto. If a MII Consolidated Return, a MII-MVWC Combined Return or a MII Separate Return becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by MII. MVWC shall assist and cooperate with MII during the course of any such examination, audit or litigation. MVWC shall have the right to participate, at its own expense, in any audit, examination or litigation that relates to a matter for which MVWC is required to indemnify MII pursuant to Section 4.01(a), and MII shall not settle such audit, examination or litigation without the prior consent of MVWC, which consent shall not be unreasonably withheld or delayed. MVWC shall reimburse MII for all reasonable out-of-pocket costs and expenses incurred by the MII Group that directly relate to any examination, audit or litigation of any matter for which MVWC is required to indemnify MII pursuant to Section 4.01(a) within 10 Business Days of receiving an invoice from MII therefor, including a calculation of the amount of costs or expenses that provides sufficient detail to permit MVWC to reasonably understand the calculations; provided that if MVWC is only liable under this Agreement for a portion of the relevant adjustment, MVWC shall only be responsible for a proportionate amount of such costs and expenses.

(b) MVWC Separate Returns. MII shall have exclusive and sole responsibility and control of the conduct of examinations and audits of any MVWC Separate Return with respect to a Pre-Distribution Period (other than in respect of a Straddle Period) by any Taxing Authority and any litigation in respect thereof; provided that MII will keep MVWC reasonably informed of the status and progress of such examination, audit or litigation and MII shall not settle such audit, examination or litigation without the prior consent of MVWC, which consent shall not be unreasonably withheld or delayed. With respect to a MVWC Separate Return for a Straddle Period, the Party with the greater burden of the potential adjustment shall be entitled to control of the conduct of any examination and audit of such MVWC Separate Return by any Taxing Authority and any litigation in respect thereof; provided that the non-controlling Party shall be entitled to participate, at its own expense, in any audit, examination or litigation, the controlling Party shall not settle such audit, examination or litigation without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. MII and MVWC shall each assist and cooperate with the other Party during the course of any such proceeding.

Section 5.04. Adjustments After Final Determination. Notwithstanding anything to the contrary contained in this Agreement, if, as a result of a Final Determination, an adjustment to income or other item is made with respect to any MII Consolidated Return, MII-MVWC Combined Return, MII Separate Return or MVWC Separate Return, the allocation of liability and payment for Taxes shall be made in accordance with Section 2.02 and Section 4.01.

Section 5.05. Section 83(h) Deductions. If, as a result of a Final Determination, a Party (or its Subsidiary) that claimed a deduction pursuant to Section 3.03 is not allowed that deduction, in whole or in part, the other Party (or its Subsidiary) shall, upon request by such first Party, make a claim for such deductions if the taxable year to which such deductions would relate is not yet closed; provided, that the first Party has furnished the other Party (i) an opinion of counsel satisfactory to the other Party that such deduction by the other Party (or one of its

Subsidiaries) should be sustained based on the Final Determination and (ii) an acknowledgement that the first Party will reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by the other Party (or any of its Subsidiaries) in connection with claiming such deduction. The other Party shall pay the first Party an amount equal to the amount by which the Taxes of the other Party have been actually reduced, as reflected on an amended Tax Return or claim for a refund, as a result of such deduction in such taxable year, or any prior or future taxable year to which such deductions may be carried, (“Mitigation Amount”) assuming that such deductions will be treated as used after any other Tax Benefit Attribute of the claiming Party; provided that, if such deduction by such other Party (or any of its Subsidiaries) is not sustained in whole or in part in a Final Determination, the Party that received the Mitigation Amount shall return to the Party that paid the Mitigation Amount an amount equal to the reduction in the Mitigation Amount (if any) as a result of such Final Determination; provided, further, that the other Party shall be required to pay the first Party in respect of any Tax benefit realized in a future year only at the time when such benefit is actually realized.

ARTICLE 6

INFORMATION AND COOPERATION; BOOKS AND RECORDS

Section 6.01. MVWC Tax Information.

(a) General. Each Party shall deliver to the other Party, as soon as practicable, such information and data as the other Party may reasonably request, and shall make available such knowledgeable employees as the other Party may reasonably request, including providing the information and data required by each Party’s customary internal tax and accounting procedures, in order to enable the other Party to complete and timely file all Tax Returns that may be required to be filed with respect to the activities of any member of the MVWC Group, to respond to audits by any Taxing Authorities with respect to such activities, to prosecute or defend any administrative or judicial proceeding and to otherwise enable each Party to satisfy its accounting and tax requirements.

(b) MVWC Tax Package. The MVWC Group shall provide to MII in a format reasonably determined by MII all information reasonably requested by MII as necessary to prepare any MII Consolidated Return, any MII-MVWC Combined Return, any MII Separate Return that includes MVWC Assets and any MVWC Separate Return (each, a “Tax Package”). The Tax Package shall be prepared on a basis consistent with current practices of the MII Consolidated Group, the relevant MII-MVWC Combined Return and the relevant MII Separate Return to which the Tax Package relates. MVWC shall furnish to MII the Tax Package for the relevant MII Consolidated Return, MII-MVWC Combined Return or MII Separate Return in respect of a taxable year no later than 30 days after the close of the relevant taxable year or, in the case of a short taxable year, no more than 60 days after MII requests MVWC to complete such Tax Package. MVWC shall also furnish MII work papers and other such information and documentation as is reasonably requested by MII for Tax preparation purposes with respect to any member of the MVWC Group.

Section 6.02. MII Tax Information. No more than 60 days after MVWC’ request for information, MII shall deliver to MVWC in a format reasonably determined by MVWC, all information reasonably requested by MVWC as necessary to prepare a MVWC Separate Return, such information and data concerning any Tax Benefit Attributes that were allocated to a member of the MVWC Group, and information and data to respond to audits by any Taxing Authorities with respect to the activities of the MVWC Group or the MVWC Assets, to prosecute or defend claims for Taxes in any administrative or judicial proceeding and to otherwise enable MVWC to satisfy its accounting and tax requirements. In addition, MII shall make available to MVWC MII’s knowledgeable employees for such purpose.

Section 6.03. Record Retention. Each of MVWC, on the one hand, and MII, on the other hand, (and their respective Subsidiaries) shall retain all books, records, documentation or other information relied on or otherwise used in the preparation of any MII Consolidated Return, MII-MVWC Combined Return or MII Separate Return reflecting MVWC Assets for taxable periods beginning before the Distribution Date until the later of the six-year anniversary of the filing of the relevant Tax Return or the expiration of the relevant statute of limitations (including, in each case, any extension thereof). Upon the expiration of the relevant period, the foregoing information may be destroyed or disposed of; provided, however, that (i) the Party retaining the documentation or other information provides sixty (60) days prior written notice to the other party describing, in reasonable detail, the documentation to be destroyed or disposed of and (ii) such other Party agrees in writing to such destruction or disposal. If a Party objects to the proposed destruction or disposal, then the other Party shall promptly deliver such materials to the objecting party or continue to retain such materials, in either case at the expense of the objecting party.

Section 6.04. Cooperation. The Parties shall reasonably cooperate with one another in a timely manner with respect to any matter arising hereunder, including the preparation and execution of memoranda and representations, the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing or amending of a Tax Return or obtaining any tax opinion or private letter ruling. The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party, the requesting Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by the other Party in complying with the requesting Party’s request; provided that the other Party shall provide the requesting Party with a written notice prior to incurring any out-of-pocket costs or expenses.

Section 6.05. Copies of Tax Returns and Related Workpapers. As soon as reasonably practicable but in no event later than December 31, 2011, MII shall furnish copies of any and all Tax Returns, and any related workpapers as reasonably determined by Marriott, of or that includes any member of the MVWC Group for the past three taxable years for which Tax Returns have been filed (measured as of the Distribution Date).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 7.01. Representations and Warranties and Covenants.

(a) Representations and Warranties and Covenants of MII. MII hereby represents and warrants to MVWC, and covenants, that

(i)	as of the date hereof, no member of the MII Group knows of any fact that is inconsistent with the Tax Representations or the conclusions of the Ruling or the Opinion that the Intended Tax Treatment applies;

(ii)	no member of the MII Group has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Tax Representations;

(iii)	each member of the MII Group will treat, on any relevant Tax Return, the MVW US Contribution, the 338(h)(10) Elections, MVW US Contribution Losses, the MVW International Contribution, the Internal Distributions, the MVWC Contribution, and the Distribution in accordance with the Intended Tax Treatment; and

(iv)	no member of the MII Group will enter into a Restricted Transaction.

(b) Representations and Warranties and Covenants of MVWC. MVWC hereby represents and warrants to MII, and covenants, that

(i)	as of the date hereof, no member of the MVWC Group knows of any fact that is inconsistent with the Tax Representations or the conclusions of the Ruling that the Intended Tax Treatment applies;

(ii)	no member of the MVWC Group has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Tax Representations;

(iii)	each member of the MVWC Group will treat, on any relevant Tax Return, the MVW US Contribution, the 338(h)(10) Elections, MVW US Contribution Losses, the MVW International Contribution, the Internal Distributions, the MVWC Contribution, and the Distribution in accordance with the Intended Tax Treatment; and

(iv)	no member of the MVWC Group will enter into a Restricted Transaction or a MVW US Restricted Transaction.

Section 7.02. Exceptions to Covenants.

(a) Restricted Transaction. Notwithstanding Section 7.01(a)(iv) and Section 7.01(b)(iv), a Party or a member of its Group may enter into a Restricted Transaction if:

(i)	prior to entering into each such Restricted Transaction, the Party entering into such Restricted Transaction receives a ruling from the IRS (and, to the extent an issue is not covered by the ruling, an Unqualified Tax Opinion with respect to such issue) or an Unqualified Tax Opinion, in each case, in a form and substance reasonably satisfactory to the other Party, to the effect that the Restricted Transaction will not cause the Distribution, the MVWC Contribution, the MVW International Contribution, the Internal Distributions, MVW US Contribution Losses, 338(h)(10) Elections or the MVW US Contribution to fail to qualify for the Intended Tax Treatment in whole or in part; or

(ii)	the other Party consents in writing to such Restricted Transaction (which consent may be withheld by such other Party at its sole discretion).

Each Party shall cooperate with the other Party in connection with obtaining such IRS ruling and/or Unqualified Tax Opinion. The Party proposing to enter in a Restricted Transaction shall reimburse each member of the Group of the other Party for all reasonable out-of-pocket costs and expenses incurred by the such Group in connection with requesting or obtaining an IRS ruling and/or an Unqualified Tax Opinion pursuant to this Section 7.02(a) within 10 Business Days of receiving an invoice from such other Party therefor.

(b) MVW US Restricted Transaction. Notwithstanding Section 7.01(b)(iv), a member of the MVWC Group may enter into a MVW US Restricted Transaction if MII consents in writing, which may be granted or withheld in the sole discretion of MII.

(c) No Exception to Liability. For the avoidance of doubt, notwithstanding Section 7.02(a) or Section 7.02(b), entering into a Restricted Transaction or a MVW US Restricted Transaction shall be treated as a Tainting Act for all purposes of this Agreement, and each Party shall be liable for any Additional Tax, Restructuring Tax or Distribution Tax resulting from any Restricted Transaction or MVW US Restricted Transaction in which such Party participates.

Section 7.03. Certain Taxing Authority Contacts by MVWC Group. Subject to Section 7.02(a), no member of the MVWC Group shall seek any guidance from the IRS or any other Taxing Authority (whether written or oral) at any time concerning the consequences of the MVW US Contribution, 338(h)(10) Elections, MVW US Contribution Losses, MVW International Contribution, Internal Distributions, MVWC Contribution, or the Distribution to MII or the MII Consolidated Group, including the effect of any other transactions, without prior written consent of MII, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8

GENERAL PROVISIONS

Section 8.01. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Party hereto to make any payment attributable to any indemnification for Taxes or payment of Taxes hereunder, or for any Tax Benefit Attribute, for which payment has previously been made by such Party hereunder.

Section 8.02. Interest. Any payments required pursuant to this Agreement which are not made within the time period specified in this Agreement shall bear interest for the period the amount remains unpaid at a rate equal to two hundred basis points above the average interest rate on the senior bank debt of (i) MII, in the case of a payment due to MVWC, or (ii) MVWC, in the case of a payment due to MII.

Section 8.03. Termination. This Agreement shall remain in force and be binding so long as the applicable period for assessments or collections of Tax (including extensions) remains unexpired for any Taxes contemplated by, or indemnified against in, this Agreement.

Section 8.04. Effectiveness. The effectiveness of this Agreement and the obligations and rights created hereunder are subject to and conditioned upon the completion of the Distribution pursuant to the terms of the Separation Agreement.

Section 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service (including overnight delivery) or by registered or certified mail (postage prepaid, return receipt requested) to MII and MVWC at their respective addresses (or at such other address as shall be specified in a notice given in accordance with this Section 8.05) listed below:

(a)	To MII:

Marriott International, Inc.

10400 Fernwood Road

Bethesda, MD 20817

Attn: General Counsel and Tax Director

(b)	To MVWC:

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd

Orlando, FL 32821

Attn: General Counsel and Tax Director

Section 8.06. Complete Agreement; Construction. This Agreement is intended to provide rights, obligations and covenants in respect of Taxes and shall supersede all prior agreements and undertakings, both written and oral, between members of the MII Group, on the one hand, and members of the MVWC Group, on the other, with respect to the subject matter hereof and thereof.

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts, and by MII and MVWC in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.08. Waiver. MII and MVWC, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by the other party or parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party or parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

Section 8.09. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, MII and MVWC or (b) by a waiver in accordance with Section 8.08.

Section 8.10. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by MII and MVWC and their respective successors and permitted assigns. This Agreement cannot be assigned by MII or MVWC without the consent of the other party.

Section 8.11. Subsidiaries. MII and MVWC shall each cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party (including predecessors and successors) or by any entity that becomes a Subsidiary of such party on or after the Distribution Date.

Section 8.12. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of MII and MVWC and their respective Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14. Specific Performance. MII and MVWC agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

Section 8.16. Arbitration. Any conflict or disagreement arising out of the interpretation, implementation, or compliance with the provisions of this Agreement shall be finally settled pursuant to the provisions of Article VII (Dispute Resolution) of the Separation Agreement, which provisions are incorporated herein by reference.

Section 8.17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Distribution, the MVWC Contribution or the MVW US Contribution is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, MII and MVWC shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Distribution, the MVWC Contribution and the MVW US Contribution contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.18. Costs and Expenses. Unless specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 8.19. Coordination with Separation Agreement. Except as explicitly set forth in the Separation Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

*                *                 *

IN WITNESS WHEREOF, MII and MVWC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

By:
Name:
Title:

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title: